Exhibit 3.2

[SEAL]   ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 884-6708
website: secretaryofstate.biz

Certificate of Amendment
(Pursuant to NRS 78.385 and 78.390)

USE BLACK INK ONLY-DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.   Name of corporation:

     Georgia Exploration, Inc.

2.   The articles have been amended as follows (provide article numbers, if available):

     The name of the corporation has been changed to Gulf Western Petroleum Corporation.

3.   The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by  the provisions of the articles of incorporation have voted in favour of the amendment is:    71.43%*

4.   Effective date of filing (optional): 3/8/07

5.   Officer Signature (required):  /s/ Donald L. Sytsma

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting owner of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE

This form must be accompanied by the appropriate fees.  See attached fee schedule Nevada Secretary of State AM 78.385 Amend 2003